Exhibit 10.16

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of this 21st day of October, 2018, by and between AGS, LLC, a Delaware limited liability company (“AGS” or the “Company”), and Nicholas Paul Kimokeo Akiona (“Executive”). The Company desires to continue employment with Executive and the Executive accepts employment on the following terms and conditions. This Agreement supersedes and replaces any previous agreements, express or implied, between the parties concerning employment including but not limited to Employment Agreement dated February 23, 2015.

1.    EMPLOYMENT AND DUTIES OF EXECUTIVE

1.1    Employment. The Company agrees to employ Executive in the position of Chief Financial Officer. Executive agrees to perform those responsibilities assigned by the Company and render services necessary to protect and advance the best interests of the Company.

1.2    Performance of Duties. Executive agrees to perform Executive’s duties and obligations well and faithfully and to the utmost of Executive’s ability. Executive agrees to devote full business time, attention, skill and effort to the performance of the duties and responsibilities the Company may assign from time to time. Executive will also comply with all Company rules, regulations and policies.

1.3    Conflict of Interest. Executive may not, during the term of employment, engage in any other activity, if it conflicts or interferes with or adversely affects in any material respect the performance or discharge of Executive's duties and responsibilities. Executive agrees that he will not engage in any other gainful employment, business or activity without the written consent of the Company.

2.    AT-WILL EMPLOYMENT

Executive is employed at will. That means Executive may leave the employ of the Company, and the Company may terminate Executive’s employment at any time, for any reason, with or without cause. Executive understands and agrees that there are no express or implied agreements to the contrary and that this Section cannot be amended or altered by any practice or oral statement made to Executive. This Section may only be altered by a written instrument signed by Executive and the Company specifically referring to this section of the Agreement.

3.    COMPENSATION

3.1    Base Salary.    During employment, the Company agrees to pay Executive, as compensation for all services to be rendered a base salary of $336,500.00 per employment year (“Base Salary”). The Base Salary will be paid in substantially equal payments pursuant to the payroll practices of the Company, less deductions or amounts required by law, deductions for contributions for benefits, and other deductions authorized by Executive. The Base Salary will be prorated for the month in which employment commences or terminates, and for any employment year less than twelve (12) months in duration. The Base Salary will be reviewed by the Company and may be increased from time to time by the Company in its absolute discretion. Executive’s Base Salary may only be decreased if a Company-wide decrease is implemented for all senior leadership positions and in such an event may only be decreased by the same proportion used for all senior leaders.
4.    BONUS AND BENEFITS

4.1    Bonus. Executive is eligible to participate in the Company’s Management Incentive Plan (“Plan”) at the C-Suite level subject to the terms and conditions specified in the Plan document. The Company’s Chief Executive Officer will have the sole discretion to set Executive’s annual target bonus under the Plan but in no event will it be set at less than 75% of Base Salary if 100% of target is achieved. The Company maintains the absolute discretion to prospectively modify, amend or eliminate the Plan. Bonus eligibility under the Plan is dependent on active employment status at the time of bonus payout.

4.2    Benefits. Executive will receive vacation, health, dental, and other benefits under the established plans and programs of the Company to the extent Executive is eligible for participation based on applicable eligibility criteria determined by the Company for all senior leadership positions. The Company maintains the absolute discretion to modify, amend or eliminate all employee benefits plans and programs.

4.3    Stock Options/Equity.    Nothing in this Agreement is intended to alter, amend, or diminish any rights Executive currently has under any plan or agreement relating to stock or stock options previously granted to Executive.

5.    SEVERANCE OBLIGATION UPON TERMINATION OF EMPLOYMENT

5.1    Termination for Cause, Death, Disability, or due to a Voluntary Resignation without Good Reason. If Executive's employment is terminated for Cause, as defined in Section 5.3 of this Agreement, terminates due to the death or disability of Executive or terminates due to a voluntary resignation of Executive without Good Reason, as defined in Section 5.4 of this Agreement, Executive will be entitled to receive only the unpaid portion of Base Salary accrued to the termination date and all of Executive's rights to compensation under this Agreement will terminate as of that termination date. “Disability” shall mean the absence of Executive from Executive’s duties with the Company on a full-time basis for 90 business days within a one-year period as a result of incapacity due to physical or mental illness that is determined to be permanent by a physician selected by the Company or its insurers who is also reasonably acceptable to Executive or Executive’s legal representative.

5.2    Termination Without Cause or Resignation for Good Reason. Notwithstanding that Executive remains an at-will employee of the Company at all times, if the Company terminates Executive’s employment without Cause or Executive resigns employment for Good Reason, Executive will be entitled to receive the unpaid portion of Base Salary accrued to the termination date. In addition, subject to the signing by Executive of a general release of all claims against the Company in a form and manner satisfactory to the Company (which must be signed by Executive and become irrevocable on or prior to the 60th day following Executive’s termination of employment) and subject to Executive’s compliance with post-termination obligations and restrictive covenants set forth in Section 6 of this Agreement (including its subparts), Executive will be entitled to receive severance pay equal to Executive’s Base Salary over an eighteen (18) month severance period (meaning 150% of Executive’s Base Salary) which shall be paid in substantially equal payments over 18 months pursuant to the payroll practices of the Company, along with the pro-rated Managerial Bonus Plan payment for the year in which Executive is terminated at the same time that the Company pays all employees their annual bonuses (collectively the “Severance Payment”).

5.3    Definition of Cause. “Cause” shall mean the Executive’s termination of employment based upon any one of the following, as determined in good faith by the Company or the Board of Directors (the “Board”): (i) illegal fraudulent conduct, (ii) conviction of or plea of “guilty” or “no contest” to any crime constituting a felony or other crime involving dishonesty, breach of trust, moral turpitude or physical harm to any person, (iii) a determination by the Company or the Board that the Executive’s involvement with the Company would have a negative impact on the Company’s ability to receive or retain any licenses, (iv) being found unsuitable for, or having been denied, a gaming license, or having such license revoked by a gaming regulatory authority in any jurisdiction in which the Company or any of its subsidiaries or affiliates conducts operations, (v) willful or material misrepresentation to the Company or to members of the Board relating to the business, assets or operations of the Company, (vi) refusal to take any action that is consistent with the Executive’s obligations and responsibilities hereunder as reasonably directed by the Company or the Board, if such refusal is not cured within five days of written notice from the Company or the Board, or (vii) material breach of any agreement with the Company and its affiliates, which material breach has not been cured within 30 days written notice from the Company or the Board.

5.4     Definition of Good Reason.    “Good Reason” means a material diminution of Executive’s duties, title, reporting structure, or Base Salary; provided, that, Executive may not terminate employment for Good Reason unless Executive provides written notice to the Company within 90 days after the Executive’s first having knowledge of the Good Reason event, and the Company has not cured such event within 30 days of receiving such notice.

6.	RESTRICTIVE COVENANTS

6.1    Confidentiality; Work Product. The term “Confidential Information” as used in this Agreement means all information disclosed, before or after the execution of this Agreement, by Company to Executive, as well as any information to which Executive has access or that is learned, generated or created by Executive, whether alone or jointly with others. Confidential Information includes, but is not limited to: (i) source code and programming information, including proprietary wireless and portable computer technology software; (ii) licensing and purchasing agreements; (iii) client lists and other client data, supplier lists, pricing information and fee schedules; (iv) employment, management and consulting agreements and other organization information; (v) trade secrets and other proprietary business and management methods; (vi) competitive analysis and strategies; (vii) all other technical, marketing, operational, economic, business, management, or financial knowledge, information or data of any nature whatsoever relating to the business of Company, which has been or may hereafter be learned, generated, created, or otherwise obtained by Executive, alone or jointly with others, whether in written, electronic, oral, or any other form; and (viii) any extracts therefrom. Confidential Information shall not include: (i) information that at the time of disclosure is publicly available, or information which later becomes publicly available through no act or omission of the Executive; (ii) information that Executive independently developed without the use of Company’s Confidential Information; or (iii) information disclosed to Executive by a third party not in violation of any obligations of confidentiality to the Company. Executive agrees to only use Confidential Information for the purpose of performing his duties for the Company within the course and scope of employment and will make no use or disclosure of the confidential Information, in whole or in part, for any other purpose. Executive agrees to keep confidential all Confidential Information and to preserve the confidential and proprietary nature of the Confidential Information at all times. In the event that Executive is requested or required by subpoena or court order to disclose any Confidential Information, it is agreed that Executive will provide immediate notice of such request to Company and will use reasonable efforts to resist disclosure, until an appropriate protected order may be sought, or a waiver of compliance with the provisions of this Agreement granted. Upon the termination of Executive’s employment with Company for any reason, Executive shall return all Confidential Information and Company property in his possession including, without limitation, all originals, copies, translations, notes, or any other form of said material, without retaining any copy of duplicates thereof, and promptly to delete or destroy any and all written, printed, electronic or other material or information derived from the Confidential Information.

6.2    Work for Hire. Executive understands and agrees that, to the extent permitted by law, all work, papers, reports, documentation, drawings, images, product ideas, service ideas, photographs, negatives, tapes and masters thereof, computer programs including their source code and object code, prototypes and other materials (collectively, “Work Product”), including without limitation, any and all such Work Product generated and maintained on any form of electronic media, that Executive generates, either alone or jointly with others, during employment with Company will be considered a “work made for hire,” and ownership of any and all copyrights in any all such Work Product will belong to the Company. In the event that any portion of the Work Product should be deemed not to be a “work made for hire” for any reason, Executive hereby assigns, conveys, transfers and grants, and agrees to assign, convey, transfer and grant to Company all of Executive’s right, title, and interest in and to the Work Product and any copyright therein, and agrees to cooperate with Company in the execution of appropriate instruments assigning and evidencing such ownership rights. Executive hereby waives any claim or right under “droit moral” or moral rights to object to Company’s copyright in or use of the Work Product. Any Work Product not generally known to the public shall be deemed Confidential Information and shall be subject to the use and disclosure restrictions herein.

6.3    Inventions. Executive hereby assigns and agrees to assign to Company all of Executive’s right, title, and interest in and to any discoveries, inventions and improvements (each an “Invention,” and collectively, “Inventions”), whether patentable or not, that Executive makes, conceives or suggests, either alone or jointly with others, while employed by Company. Any Invention that was made, conceived or suggested by Executive, either solely or jointly with others, within one (1) year following termination of employment with Company and that pertains to any Confidential Information or business activity of Company will be irrebuttably presumed to have been made, conceived or suggested in the course of Executive’s employment and with the use of the time, materials or facilities of Company. Any Invention not generally known to the public shall be deemed Confidential Information and shall be subject to the use and disclosure restriction herein.

6.4    Non-competition. While employed by the Company and for the Restricted Period, Executive shall not (a) provide services that are the same as or similar in function or purpose to the services Executive provided to the Company during the Covered Period; or (b) provide such other services that are otherwise likely or probable to result in the use or disclosure of Confidential Information; to a business whose products and services include products and services offered by the Company during the Covered Period (a “Competitive Business”) within any jurisdiction or marketing area in which the Company or any of its subsidiaries is doing business or has invested and established good will in demonstrating an intent to do business during the Covered Period. Executives’ ownership of securities of 2% or less of any publicly traded class of securities of a public company shall not violate this Section. The “Restricted Period” shall be the eighteen-month period following the date of Executive’s termination of employment with Company. The “Covered Period” means the six (6) month period of time immediately preceding the termination of Executive’s employment with Company.

6.5    Non-solicitation. During the Restricted Period, Executive shall not, directly or indirectly, (i) solicit for employment any individual who is then an employee of the Company or its subsidiaries or who was an employee of the Company or its subsidiaries within the Covered Period (a “Covered Employee”), or (ii) contract for, hire or employ any Covered Employee earning at least $100,000 in annualized base compensation as of the Covered Employee’s most recent date of employment with the Company. During the Restricted Period, the Executive shall also not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, representative, officer or director of the Company or any of its subsidiaries to cease his or her relationship with the Company or any of its subsidiaries for any reason. In addition, during the Restricted Period, the Executive shall not, with respect to providing services to a Competitive Business, solicit for business of, any person or entity who is or was a customer of the Company or potential customer with whom the Company had initiated contact, during the Covered Period.

6.6    Nondisparagement. At all times during Executive’s employment and thereafter, Executive shall refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of Apollo Management VIII, LP (“Apollo”), the Company or any of their respective affiliates.

6.7    Remedies. The parties agree that the provision of this Section 6, including its subparts (the “Covenants”) have been specifically negotiated by sophisticated parties. Executive acknowledges and agrees that the Covenants are reasonable in light of all of the circumstances, are sufficiently limited to protect the legitimate interests of the Company and its affiliates, impose no undue hardship on Executive, and are not injurious to the public, and further acknowledges and agrees that Executive’s breach of the Covenants will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and that if the Company elects to prevent Executive from breaching such provisions by obtaining an injunction against Executive, there is a reasonable probability of the Company’s eventual success on the merits. Accordingly, Executive consents and agrees that if the Executive commits any such beach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damages, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. In the event that the Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time, over too great a geographical area, or by reason of being too extensive or vague in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical areas as to which they may be enforceable and/or to the maximum extent in all other respects as to which they be enforceable, all as determined by such court in such action.

6.8    Acknowledgements. Executive acknowledges and agrees that nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal or state law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. Notwithstanding anything to the contrary contained herein, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of Confidential Information that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s Confidential Information to the Executive’s attorney and use the Confidential Information in the court proceeding if the Executive (A) files any document containing the trade secret under seal; and (B) does not disclose the Confidential Information, except pursuant to court order.

6.9    Survival. The provision of this Section 6 and all of its subparts shall survive termination of employment for any reason.

7.	ARBITRATION

The parties agree to resolve any disputes through arbitration in Las Vegas, Nevada. This Section is governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq., and applies to any dispute brought by either party arising out of or related to Executive’s employment including termination of the employment. This Section is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law. The following claims are excluded from coverage by this Section: (1) claims for breach of Section 6, including any of its subparts, seeking specific performance of or injunctive relief; (2) claims that, as a matter of law, may not be subject to mandatory arbitration; and (3) claims that may be adjudicated in small claims court.

Executive specifically acknowledges this provision requires the arbitration of disputes between Executive and the Company and affirmatively agrees to be bound by this provision.

/s/ D.L. Executive’s initials

8.    ATTORNEY FEES

The prevailing party is entitled to an award of attorney fees for litigation or arbitration to enforce this Agreement.

9.	SURVIVAL

The provisions of Sections 6, 7, and 10 will survive termination of this Agreement and remain enforceable.

10.	SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement will in no way affect the validity or enforceability of any other provisions or subparts.

11.	ASSIGNMENT AND SUCCESSORS

Neither this Agreement nor any of Executive’s rights or duties may be assigned or delegated by Executive. This Agreement is not assignable by the Company without the consent of Executive, except to a successor in interest or a subsidiary of the Company.

12.	ENTIRE AGREEMENT, WAIVER AND OTHER

Except as set forth herein, this Agreement contains the entire agreement of the parties and supersedes all previous agreements written or oral, express or implied, covering the subject matter. No waiver or modification of any of the provisions of this Agreement will be valid unless in writing and signed by the party granting the waiver or modification. This Agreement may not be supplemented except by an instrument in writing signed by both parties.

13.	GOVERNING LAW AND VENUE

This Agreement will be governed by and construed in accordance with the laws of the State of Nevada. Any legal suit, action or proceeding setting forth claims excluded from coverage by Section 7 arising out of or relating to this Agreement or Executive’s employment with Company shall be instituted in the courts of (including federal courts located in) Clark County, Nevada, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

14.      SECTION 409A

For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time.  The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A.

14.1    Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) (as determined in accordance with the methodology established by the Company as in effect on the date of Executive’s “separation from service” (within the meaning of Treasury Regulations Section 1.409A-1(h)), (ii) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of separation from service and (iii) Executive is employed by a public company or a controlled group affiliate thereof:  no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to Executive prior to the date that is six (6) months after the date of Executive’s separation from service or, if earlier, ten (10) days following Executive’s date of death; following any applicable six (6)-month delay, all such delayed payments, plus Interest based on the applicable rate as of the date payment would have been made but for the Section 409A delay, will be paid in a single lump sum on the earliest permissible payment date.

14.2    Any payment or benefit due or payable on account of Executive’s separation from service that represents a “deferral of compensation” within the meaning of Section 409A shall commence to be paid or provided to Executive sixty-one (61) days following Executive’s separation from service; provided that Executive executes, if required by Section 5.2, the release described therein, within sixty (60) days following his “separation from service.”  Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A.  Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulations §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A, and shall be paid under any such exception to the maximum extent permitted.  For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment,” “termination,” or words and phrases of similar import, shall be deemed to refer to Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.  In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

14.3    Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is eligible for exemption from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs.  To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one (1) calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

DATED: December 13, 2018            AGS, LLC

By:    /s/ DAVID LOPEZ
David Lopez, CEO

EXECUTIVE

DATED: December 13, 2018
/s/ NICHOLAS PAUL KIMOKEO AKIONA
Nicholas Paul Kimokeo Akiona